Exhibit 99.1

Hipcricket Enters Into Asset Purchase Agreement with SITO Mobile
Proposed Transaction to be Effectuated Through Voluntary Chapter 11;
Business Uninterrupted

Bellevue, WA - January 21, 2015-- Hipcricket, Inc. (OTCQB: HIPP) (the “Company”), announced today that it has entered into an asset purchase agreement (“agreement”) with SITO Mobile  Ltd. (OTCQB: SITO), as the “stalking horse” bidder to acquire substantially all of the Company’s assets for aggregate consideration of approximately $4.5 million. To facilitate the sale, the Company has filed a voluntary petition under Chapter 11 in the United States Bankruptcy Court (“Court”) for the District of Delaware along with a motion seeking authorization to approve bid procedures under Section 363 of the U.S. Bankruptcy Code.

During this process, Hipcricket expects that its day-to-day operations will continue uninterrupted, subject to Court approval of Hipcricket’s “first day” motions. The Company is seeking Court approval to maintain its current employee benefits and payroll programs, maintain its existing cash management system and pay ongoing use and sales taxes in the ordinary course of business. In order to fund operations during the sale period, SITO Mobile has agreed to provide Hipcricket up to $3.4 million in debtor-in-possession (“DIP”) financing. The proposed sale bidding procedures, DIP financing and Hipcricket’s asset purchase agreement all are subject to Court approval.

“Over the past year, management has worked diligently to optimize Hipcricket’s expense structure and move Hipcricket toward profitable and sustainable revenue growth,” said Todd Wilson, Hipcricket’s Chairman and Chief Executive Officer. “While we have implemented various cost-cutting initiatives and explored a wide variety of strategic alternatives, the benefits of these efforts could not be fully realized and liabilities continued to mount. As such, the Board determined that a sale of assets via a court-supervised process provides Hipcricket the most viable option to protect our human capital and maximize recovery for our stakeholders.  We are pleased that SITO Mobile has agreed to carry our business forward. We believe this partnership will provide a new foundation upon which to stand and brings together two best-in-class mobile marketing and mobile advertising solutions.”

Under the terms of the agreement, SITO Mobile would offer employment to all Hipcricket employees and there are not expected to be any changes to customer contracts, agreements and services. It is contemplated that Todd Wilson, Hipcricket’s Chief Executive Officer, would join SITO Mobile as a consultant during a six to twelve month transition period following the sale to help facilitate a seamless integration.

“By joining together Hipcricket and SITO Mobile, we will effectively be creating a market leader in mobile marketing and location based mobile advertising,” said Jerry Hug, Chief Executive Officer of SITO Mobile. “We look forward to working with Todd and the rest of the Hipcricket team.”

As part of the sale process under Section 363 of the Bankruptcy Code, other interested parties will have an opportunity to submit bids, and the SITO Mobile stalking horse bid is subject to higher or better offers. The final highest or best bid will then require Court approval. The Company anticipates the sale culminating within 45 to 60 days.

Based upon the anticipated outcome of the transaction, Hipcricket’s assets are expected to be insufficient to satisfy all its obligations to creditors. Accordingly, as provided under applicable law, it is expected that no distributions will be made to holders of the Company’s common stock and the common stock will be extinguished upon consummation of the Chapter 11 plan.

Pachulski, Stang, Zeihl & Jones LLP and Perkins Coie LLP are serving as the Company’s legal advisors and Canaccord Genuity is serving as its financial advisor.

For access to Court documents and other general information about Hipcricket’s Chapter 11 case, please visit: www.omnimgt.com/hipcricket.

About Hipcricket
Hipcricket, Inc. (OTCQB: HIPP) provides a unified mobile engagement platform that drives awareness, sales and loyalty. Its AD LIFE® platform has been used by internationally recognized brands and agencies to power more than 400,000 campaigns across SMS, 2D/QR codes, mobile websites, advertising networks, social media and branded apps. For more information visit www.hipcricket.com.

Hipcricket®, AD LIFE® and the Hipcricket logo are trademarks of Hipcricket, Inc. All rights reserved. 2009-15.

About SITO Mobile Ltd.

SITO Mobile provides a mobile engagement platform that enables brands to increase awareness, loyalty, and ultimately sales. For more information visit www.sitomobile.com.

Important Cautions Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future events and Hipcricket’s future financial operations. These forward-looking statements are based on current expectations, estimates and projections about the business of the Company, including, but not limited to expectations regarding the agreement with SITO Mobile, the DIP financing and the bankruptcy case. These statements are based upon management’s current belief and certain assumptions made by management. Such forward-looking statements are subject to risks and uncertainties that could cause the actual results to differ materially from those expressed in or implied by such forward-looking statements, including, but not limited to, the potential adverse impact of the bankruptcy filing on our business, financial condition and results of operations, including our ability to maintain contracts and other customer and vendor relationships that are critical to our business; the actions and decisions of our creditors and other third parties with interests in our bankruptcy case; our ability to maintain liquidity to fund our operations during the bankruptcy case; our ability to obtain bankruptcy court approvals in connection with the bankruptcy case, including approvals relating to the proposed sale bidding procedures, DIP financing and sale of assets; our ability to consummate any transactions once approved by the bankruptcy court and the time to consummation of such transactions; the timing and amount, if any, of distributions to the Company’s stakeholders; and competitive, economic, legal, political and technological factors affecting our industry, operations, markets, products and pricing. Readers should carefully review the risk factors and the information that could materially affect our financial results, described in our annual report on Form 10-K for the fiscal year ended February 28; 2014 and other reports filed with the U.S. Securities and Exchange Commission. Readers are cautioned not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For Hipcricket:
Jennifer Mercer
Epiq Strategic Communications
310-712-6215
jmercer@epiqsystems.com